Exhibit 10.1

LOAN AGREEMENT

dated as of

August 6, 2025

among

MOVANO INC.

as Borrower

and

EVIE HOLDINGS, LLC

as Lender

i

SCHEDULE:

Schedule 8.01 – Addresses

EXHIBIT:

Exhibit A – Form of Note

ii

LOAN AGREEMENT dated as of August 6, 2025 (this “Agreement”), by and among MOVANO INC., a Delaware corporation (the “Borrower”), and EVIE HOLDINGS, LLC (the “Lender”).

The parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Ancillary Document” has the meaning assigned to it in Section 8.06(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, in a form approved by the Lender.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means the borrowing of the Loan hereunder.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means: (1) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (2) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (A) directors of the Borrower on the Effective Date or nominated by the board of directors of the Borrower or (B) appointed by directors so nominated; (3) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (4) the sale (including by exclusive license) of all or any material portion of the intellectual property or other assets of the Borrower; provided, the Proposed Acquisition shall not constitute a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender.

“Collateral Documents” means, collectively, the Security Agreement, the IP Security Agreement, any and all security supplements, security agreements, pledge agreements, account control agreements, landlord consents, bailee waivers or other similar agreements delivered by or on behalf of the Borrower to the Lender pursuant to the Loan Documents, and any other agreements, instruments or documents that create or purport to create a Lien by or on behalf of the Borrower in favor of the Lender.

“Commitment” has the meaning assigned to it in Section 2.01.

“Communications” has the meaning assigned to it in Error! Reference source not found..

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or Commitment, except to the extent that, pursuant to Section 2.06, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all lease obligations of such Person that are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP , (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 8.03(c).

“Interest Period” means with respect to the Loan, the period commencing on the date of the Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.09 shall be available.

“IP Security Agreement” means the Intellectual Property Security Agreement dated as of the date hereof made by the Borrower in favor of the Lender.

“Irish Subsidiary” means Movano Ireland Limited (Ireland FEIN IE376 7106BH). “IRS” means the United States Internal Revenue Service.

“Lender-Related Person” has the meaning assigned to it in Section 8.03(b).

“Lenders” means Evie Holdings, LLC, a Delaware limited liability company, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, any and all Notes, the Collateral Documents, and any agreements entered into in connection herewith by the Borrower with or in favor of the Lender, including any amendments, modifications or supplements thereto or waivers thereof, and any other documents prepared in connection with the Loan Documents, if any.

“Loan” means the loan made by the Lender to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Maturity Date” means the date that is ninety (90) days after the date of this Agreement (the “Initial Maturity Date”); provided, however, that if, prior to the Initial Maturity Date, the Borrower delivers to the Lender written evidence reasonably satisfactory to the Lender that the Borrower has executed definitive documentation for a Qualifying Transaction, then the Maturity Date shall be automatically extended for a reasonable period of time required to consummate such Qualifying Transaction, provided that such extension shall in no event exceed sixty (60) additional days (the “Extended Maturity Period”). Notwithstanding anything to the contrary in this Agreement, the Maturity Date shall occur no later than the date that is one hundred fifty (150) days after the date of this Agreement, whether or not the Qualifying Transaction has closed by such date.

“Maximum Rate” has the meaning assigned to it in Section 8.12.

“Moody’s” means Moody’s Investors Service, Inc.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Loan made by the Lender, in substantially the form of Exhibit A hereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and all other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” has the meaning assigned to it in Error! Reference source not found..

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Error! Reference source not found.;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

(g) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of ordinary course fees and similar costs and expenses of such financial institutions, and provided such accounts constitute Collateral and are subject to Liens in favor of the Lender under the Collateral Documents; and

(e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

  provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Liens” means Liens expressly permitted under Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Qualifying Transaction” means (i) a transaction or series of related transactions (whether by merger, consolidation, share exchange, tender offer, recapitalization or otherwise) pursuant to which Air Strip Technologies, Inc. (“Air Strip”) or one or more other third parties acquire, directly or indirectly, all of the issued and outstanding equity securities of the Borrower for a purchase price of not less than Two Dollars ($2.00) per share (calculated on a fully diluted, as-converted basis), (ii) a transaction or series of related transactions pursuant to which Air Strip or one or more third parties (A) assume all of the Borrower’s Liabilities, including all Obligations (whether by operation of law, novation, or express assumption), and (B) pay aggregate cash consideration of not less than Twenty Million Dollars ($20,000,000) for all or substantially all of the Borrower’s assets, (iii) an equity offering involving a crypto treasury strategy that results in gross proceeds of at least $100 million, or (iv) a reverse merger transaction on terms approved by the Lender.

“Recipient” means the Lender.

“Register” has the meaning assigned to such term in Section 8.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Responsible Officer” means the president, chief executive officer or other senior executive officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Security Agreement” means the Security Agreement dated as of the date hereof made by the Borrower in favor of the Lender.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of each Loan Document to which it is party, the borrowing of the Loan, and the use of the proceeds thereof.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Interest Rates; Benchmark Notification. The interest rate on the Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform, in which case, Section 2.08 provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in any Loan Document, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 2

The Loan

Section 2.01. Commitment. On the date hereof, the Lender agrees to make one term Loan to the Borrower on the Effective Date in a principal amount not to exceed ONE MILLION FIVE HUNDRED THOUSAND DOLLARS (U.S.$1,500,000) (the “Commitment”). Any unutilized portion of the Commitment shall permanently terminate on the Effective Date. Amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

Section 2.02. Repayment of Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Lender, on the Maturity Date, all outstanding principal of, together with all accrued but unpaid interest on, the Loan, plus all other outstanding Obligations.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the accounts maintained pursuant to this paragraph shall be conclusive (absent manifest error) evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

(c) The Loan made by the Lender shall be evidenced by a Note executed by the Borrower in an original principal amount equal to the Lender’s Commitment.

Section 2.03. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, subject to prior notice in accordance with this Section 2.04(a), without penalty or premium other than as provided in Section 2.04. The Borrower shall notify the Lender by telephone (confirmed by electronic mail) of any prepayment hereunder on or before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid.

(b) Upon the occurrence of a Change in Control, the Borrower shall forthwith prepay all outstanding principal of, together with all accrued but unpaid interest on, the Loan, plus all other outstanding Obligations.

(c) All prepayments shall be accompanied by accrued interest as required by Section 2.05 and any break funding payments required by Section 2.09.

Section 2.04. Loan Premium.

(a) In the event of (i) a Change in Control other than in connection with a Qualifying Transaction, (ii) any Event of Default under Sections 7.01(a), (f), (g) or (h) or any material Event of Default under Sections 7.01 (b), (c), (d), (e) or (i), (iii) a prepayment of the Loan other than in connection with a Qualifying Transaction, (iv) a payment of the Loan on the Maturity Date if a Qualifying Transaction has not occurred, or (v) the commencement of any liquidation, dissolution, assignment for the benefit of creditors, winding up or similar process (each, a “Triggering Event”), the Borrower shall, immediately upon the occurrence of such Triggering Event, pay to the Lender an amount two (2) times the then outstanding principal balance of the Loan (the “Premium”). For the avoidance of doubt, Premium payment obligations, if any, shall be in addition to the Borrower’s obligation to repay principal and accrued interest on the Loan.

(b) The Borrower acknowledges and agrees that: (i) the Premium represents a reasonable and good faith estimate by the parties, at the time of entering into this Agreement, of the Lender’s damages, lost investment opportunity and costs of redeployment of capital in the event of a Triggering Event; (ii) such damages would be impracticable or extremely difficult to determine with precision given fluctuating market conditions, interest rates and Borrower-specific credit factors; (iii) the Premium is intended by the parties to constitute liquidated damages and not a penalty; and (iv) the Premium is an integral part of the consideration for the Lender’s agreement to make the Loan and the Borrower has received substantial and valuable consideration for agreeing to this Premium, including but not limited to the Lender’s agreement to extend credit under this Agreement.

(c) The Borrower agrees that the Premium, together with all other obligations under this Agreement, shall be deemed an “Obligation” for all purposes hereunder and under the Collateral Documents, and shall be fully secured by all Collateral described therein.

(d) The Borrower acknowledges and agrees that, in the event the Borrower commences a case under Title 11 of the United States Code: (i) the Premium constitutes part of the Lender’s allowed secured claim to the fullest extent permitted by law; (ii) the Borrower waives any right to assert that the Premium constitutes unmatured interest, a penalty or is otherwise disallowable under 11 U.S.C. § 502(b); (iii) the Borrower stipulates that the Lender shall have the right, pursuant to 11 U.S.C. § 363(k), to credit bid the entire amount of its claim, including the Premium, at any sale of the Collateral, subject only to a final order of the bankruptcy court.

(e) The Borrower expressly waives and releases any claim or defense that the Premium constitutes an unenforceable penalty or forfeiture under applicable law, acknowledging that this provision was negotiated at arm’s length by sophisticated parties represented by counsel.

Section 2.05. Interest. (a) The Loan shall bear interest at a rate per annum equal to twelve percent (12%). Accrued interest on the Loan shall be payable in arrears on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.05(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of the Loan prior to the end of the current Interest Period therefor, accrued interest on the Loan shall be payable on the effective date of such conversion and (iv) the last Interest Period shall end on the Maturity Date.

(b) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower under the Loan Documents is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to eighteen percent (18%). While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a rate per annum equal to eighteen percent (18%).

(c) Accrued interest on the Loan shall be payable in arrears on the Maturity Date and on the date of any prepayment (in whole or in part) of the Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Interest shall be computed on the basis of a year of 360 days, and interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on the Loan shall be computed on a daily basis based upon the outstanding principal amount of the Loan as of the applicable date of determination.

Section 2.06. Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, at Lender’s request, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.07. Payments Generally. (a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or otherwise) in Dollars prior to 12Error! Bookmark not defined.:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices set forth in Schedule 8.01, except that payments pursuant to Section 8.03 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder.

Section 2.08. Break Funding Payments. In the event of (i) the payment of any principal of the Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any prepayment of the Loan), (ii) the conversion of the Loan other than on the last day of the Interest Period applicable thereto or (iii) the failure to borrow, convert, continue or prepay the Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.09. Credit Bid Rights.

(a) Borrower acknowledges and agrees that, to the fullest extent permitted by applicable law, Lender shall have the right, pursuant to 11 U.S.C. § 363(k) and any similar applicable law, to credit bid all or any portion of the Obligations (including, without limitation, principal, accrued interest, fees, costs, expenses and the Premium) at any sale, auction, or disposition of any Collateral conducted under the Bankruptcy Code or other insolvency law.

(b) Borrower stipulates that all Obligations are fully secured by valid, perfected liens on the Collateral and consents to Lender’s right to credit bid the entire amount of such Obligations without cash payment, subject only to a final determination of the amount of the allowed secured claim by the bankruptcy court.

(c) Borrower waives and agrees not to contest Lender’s right to credit bid or to argue that any portion of the Obligations is not subject to a credit bid, except as otherwise expressly determined by a bankruptcy court of competent jurisdiction.

Section 2.10. DIP Financing and Use of Cash Collateral

(a) In the event Borrower or any of its affiliates commences a case under Title 11 of the Bankruptcy Code, Borrower shall: (i) promptly seek court approval to permit Borrower’s use of cash collateral only with Lender’s consent or pursuant to a court order acceptable to Lender; and (ii) support and not oppose Lender’s right to provide, or arrange for the provision of, debtor in possession financing (“DIP Financing”) in such case.

(b) Borrower agrees that any DIP Financing provided by Lender shall constitute an administrative expense claim with superpriority under 11 U.S.C. § 364(c)(1), and shall be secured by priming liens on all Collateral (and any post petition collateral) under 11 U.S.C. § 364(c)(2) and (d)(1), subject only to the Carve Out (as defined in the applicable DIP order).

(c) Borrower waives any right to object to Lender’s priming liens or to argue that adequate protection is insufficient, provided that Lender grants adequate protection to any valid, pre existing lienholders as required by the Bankruptcy Code.

(d) Borrower agrees that, at Lender’s election, all pre petition Obligations may be “rolled up” into DIP Financing and granted the same superpriority administrative expense status and liens, subject to approval by the bankruptcy court.

(e) Borrower shall reasonably cooperate in negotiating and submitting any motions, stipulations, or proposed orders necessary to approve (i) Lender’s cash collateral rights, (ii) Lender’s DIP Financing terms, and (iii) the roll up of pre petition Obligations into such DIP Financing.

ARTICLE 3

Representations and Warranties

The Borrower represents and warrants to the Lender that:

Section 3.01. Organization; Powers. The Borrower is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Borrower has no Subsidiaries other than the Irish Subsidiary. The Irish Subsidiary has no assets, operations or liabilities.

Section 3.02. Authorization; Enforceability. The Transactions are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions do not and will not (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, (c) conflict with, violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower, other than Liens in favor of the Lender.

Section 3.04. Indebtedness; Liens. The Borrower has no Indebtedness for borrowed money other than the Loan and Obligations. The Borrower has no Liens other than Permitted Liens.

Section 3.05. Properties; Intellectual Property. The Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business. The Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Loan Documents or the Transactions.

Section 3.07. Compliance with Laws and Agreements; No Default. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property in all material respects; provided, however, the Borrower’s failure to make timely filings in accordance with the Securities Exchange Act of 1934 shall not be deemed to breach the foregoing representation. The Borrower is in compliance with all material agreements and other material instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves.

Section 3.10. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.11. Solvency. The Borrower is Solvent.

ARTICLE 4

Conditions

Section 4.01. Effective Date. The obligation of the Lender to make the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied in the Lender’s sole discretion (or waived in writing in the Lender’s sole discretion):

(a) The Lender shall have received a counterpart of this Agreement and each other Loan Document, duly executed and delivered by each party hereto and thereto.

(b) The Lender shall have received a satisfactory Borrowing Request in accordance with Section 2.02.

(c) The Lender shall have received evidence satisfactory to it of the filing of UCC-1 financing statements with respect to the Security Agreement and Collateral, in form and substance satisfactory to the Lender.

(d) The Lender shall have received such documents and certificates as the Lender may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, compliance with the conditions set forth in Sections 4.01(e) and 4.01(f), all in form and substance satisfactory to the Lender.

(e) The representations and warranties of the Borrower set forth in each Loan Document shall be true and correct on and as of the date of the Loan.

(f) At the time of and immediately after giving effect to the Loan, no Default shall have occurred and be continuing.

(g) The Lender shall have received such other documents as the Lender may reasonably request.

ARTICLE 5

Affirmative Covenants

Until the Commitment has expired or been terminated and all outstanding Obligations shall have been paid in full in cash, the Borrower covenants and agrees with the Lender that:

Section 5.01. Certain Information. The Borrower will furnish to the Lender, promptly following any request therefor, such information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Lender may reasonably request.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower ;

(c) any material change in accounting or financial reporting practices by the Borrower;

(d) notice of (i) any default, event of default, termination, suspension, rescission, force majeure event or material breach, in each case, of or under any contract or Indebtedness of Borrower, and (ii) any event or condition which could reasonably be expected to result in a default, event of default, termination, suspension, rescission or material breach of or under any contract or Indebtedness of Borrower; and

(e) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (i) shall be in writing, and (ii) shall be accompanied by a statement of a senior executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit the Proposed Acquisition.

Section 5.04. Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.05. Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

Section 5.06. Compliance with Laws. The Borrower will, and will cause the Irish Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Use of Loan Proceeds. The Borrower will hold the proceeds of the Loan in cash and Cash Equivalents.

Section 5.08. Accuracy of Information. The Borrower will ensure that any information furnished to the Lender in connection with any Loan Document or any modification thereof or waiver thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE 6

Negative Covenants

Until the Commitment has expired or been terminated and all outstanding Obligations shall have been paid in full in cash, the Borrower covenants and agrees with the Lender that, without the prior written consent of the Lender:

Section 6.01. Indebtedness. The Borrower will not, and will not permit the Irish Subsidiary to, create, incur, assume or permit to exist any Indebtedness for borrowed money, except for the Loan and Obligations.

Section 6.02. Liens. The Borrower will not, and will not permit the Irish Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or the Irish Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except: (a) Permitted Encumbrances; and (b) Liens in favor the Lender.

Section 6.03. Restricted Payments. The Borrower will not, and will not permit the Irish Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

Section 6.04. Transactions with Affiliates. The Borrower will not, and will not permit the Irish Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

Section 6.05. Use of Loan Proceeds. The Borrower will not use the proceeds of the Loan for any purpose, other than general corporate purposes of the Borrower as to which the Lender has given its prior written (which may be by email) consent.

Section 6.06. Irish Subsidiary. The Borrower will not permit the Irish Subsidiary to own any assets or properties, make any investments or create, incur or assume any Indebtedness.

ARTICLE 7

Events of Default

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of, or interest on, the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to Borrower’s existence), 5.04, 5.05, 5.07 or 5.07 or in Article 6;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) The Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment.

Section 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(f) or 7.01(g)), and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitment, and thereupon the Commitment shall terminate immediately;

(b) declare the Loan then outstanding and all other Obligations to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all other Obligations accrued under any Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

(c) exercise all rights and remedies available to it under the Loan Documents and applicable law.

If an Event of Default described in Sections 7.01(f) or 7.01(g) occurs with respect to the Borrower, the Commitment shall automatically terminate and the principal of the Loan then outstanding, together with all accrued but unpaid interest thereon and all other Obligations, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.03. Application of Payments. Notwithstanding anything herein to the contrary, if an Event of Default has occurred and is continuing, all payments received on account of the Obligations shall be applied by the Lender as follows:

(i) first, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts payable to the Lender (including fees and disbursements of counsel to the Lender payable under Section 8.03);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lender (including fees and disbursements of counsel to the Lender payable under Section 8.03) arising under the Loan Documents;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan;

(v) fifth, to the payment in full in cash of all other Obligations; and

(vi) finally, the balance, if any, after all Obligations have been paid in full in cash, to the Borrower or as otherwise required by law.

ARTICLE 8

Miscellaneous

Section 8.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail,(i) if to the Borrower, to it at its address set forth in Schedule 8.01, and (ii) if to the Lender, to it at its address set forth in Schedule 8.01. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b) Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

Section 8.02. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document nor any provision of any Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 8.03. Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Borrower shall pay all out-of-pocket expenses incurred by the Lender (including the fees and disbursements of any counsel for the Lender) in connection with the administration of the Loan Documents and the enforcement or protection of the Lender’s rights in connection with the Loan Documents, including its rights under this Section, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(b) Limitation of Liability. To the fullest extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Lender, and any Related Party of the Lender (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 8.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower hereby indemnifies the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of each Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (iii) the Loan or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower, or any environmental liability related in any way to the Borrower, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Payments. All amounts due under this Section 8.03 shall be payable not later than three Business Days after written demand therefor.

Section 8.04. Successors and Assigns. (a) The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in any Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b) (i) The Lender may assign to one or more Persons all or a portion of its rights and obligations under the Loan Documents (including all or a portion of the Loan at the time owing to it) at any time. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents.

(ii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iii) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.06 and 8.03).

(iii) The Lender, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations payable under this Loan Documents is outstanding. The provisions of Sections 2.06 and 8.03 and Error! Reference source not found. shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations in full in cash, the expiration or termination of the Commitments or the termination of the Loan Documents or any provision thereof.

Section 8.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents constitute the entire contract among the parties relating to the subject matter thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document and/or the transactions contemplated by the Loan Documents (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of such Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper- based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of any Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Lender may, at its option, create one or more copies of any Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of such Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Lender’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all obligations at any time owing, by the Lender or any such Affiliate of the Lender, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under any Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to an Affiliate of the Lender different from the Affiliate holding such obligations. The rights of the Lender and such Affiliates of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender and such Affiliates of the Lender may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any and all Loan Documents or the transactions relating thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.12. Interest Rate Limitation. In no event shall the interest charged with respect to the Loans or any other Obligations of the Borrower under any Loan Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, the Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by the Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, the Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to the Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 8.13. No Fiduciary Duty, etc. The Borrower acknowledges and agrees that the Lender will not have any obligations except those obligations expressly set forth in the Loan Documents and the Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against the Lender based on an alleged breach of fiduciary duty by the Lender in connection with the Loan Documents and the Transactions. Additionally, the Borrower acknowledges and agrees that the Lender is not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated in the Loan Documents, and the Lender shall have no responsibility or liability to the Borrower with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

MOVANO INC.

By:	/s/ J Cogan
	Name:	J. Cogan
	Title:	CFO

LENDER:

EVIE HOLDINGS, LLC

By:	/s/ Peter Appel
	Name:	Peter Appel
	Title:	Managing Member

EXHIBIT A

[FORM OF] NOTE

MOVANO INC.

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE LOAN AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE BORROWER PURSUANT TO THE TERMS OF SUCH LOAN AGREEMENT.

$1,500,000	New York, New York
August 6, 2025
(Issuance Date)

FOR VALUE RECEIVED, the undersigned, MOVANO INC., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of Evie Holdings, LLC, a Delaware corporation (the “Lender”) or its registered assigns, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) or (b) if less, the unpaid principal amount of the Loan made by the Lender pursuant to the Loan Agreement. The principal amount hereof shall be paid in the amounts and on the dates specified in the Loan Agreement. Borrower further agrees to pay interest in Dollars on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Loan Agreement.

The holder of this Note is authorized to indorse, on Schedule A annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, the date and amount of each payment or prepayment of principal with respect thereto or amount of earned, accrued and unpaid interest outstanding under this Note. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of Borrower in respect of the Loan.

This Note (a) is one of the Notes referred to in that certain Loan Agreement, dated as of August 6, 2025 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement), between Borrower and Lender, (b) is subject to the provisions of the Loan Agreement and other Loan Documents and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Loan Agreement. This Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof. This Note is an instrument for the payment of money only within the meaning of Section 3213 of New York’s Civil Practice Law and Rules.

Upon the occurrence of any Event of Default, the unpaid principal balance of this Note and all accrued, earned and unpaid interest thereon shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement and other Loan Documents.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment for payment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

There are no unwritten or oral agreements between Borrower and the Lender.

IN WITNESS HEREOF, this Note is executed and effective as of the date first written above.

MOVANO INC.

By:
Name:	J. Cogan
Title:	CFO

LOAN AND REPAYMENTS OF LOAN

Date	Amount of Loan	Amount of Principal of Loan Repaid	Unpaid Principal Balance of Loan	Notation Made By